As filed with the Securities and Exchange Commission on February 7, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Wachovia Corporation

(Exact name of registrant as specified in its charter)

North Carolina	56-0898180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Wachovia Capital Trust IV	Delaware	20-8260282
Wachovia Capital Trust IX	Delaware	*
Wachovia Capital Trust X	Delaware	*
Wachovia Capital Trust XI	Delaware	*
Wachovia Capital Trust XII	Delaware	*
Wachovia Capital Trust XIII	Delaware	*
Wachovia Capital Trust XIV	Delaware	*
Wachovia Capital Trust XV	Delaware	*
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number) * Applied for

One Wachovia Center Charlotte, North Carolina 28288-0013 (704) 374-6565	Ross E. Jeffries, Jr., Esq. Senior Vice President and Deputy General Counsel Wachovia Corporation One Wachovia Center Charlotte, North Carolina 28288-0630 (704) 374-6611
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Lee Meyerson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-3675	Mark J. Welshimer, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 (212) 558-3669

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Junior Subordinated Debt Securities (2)
Wachovia Capital Trust IV Preferred Securities (2)
Wachovia Capital Trust IX Preferred Securities (2)
Wachovia Capital Trust X Preferred Securities (2)
Wachovia Capital Trust XI Preferred Securities (2)	(3)	(3)	(3)	(3)
Wachovia Capital Trust XII Preferred Securities (2)
Wachovia Capital Trust XIII Preferred Securities (2)
Wachovia Capital Trust XIV Preferred Securities (2)
Wachovia Capital Trust XV Preferred Securities (2)
Guarantee of payment by Wachovia Corporation (2)(4)

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrants are deferring payment of the registration fee.
(2)	The Junior Subordinated Debt Securities are beneficial interests in, and will be issued, along with the Guarantees, by, Wachovia Corporation (the “Company”). The Trust Preferred Securities will be issued by Wachovia Capital Trust IV, Wachovia Capital Trust IX, Wachovia Capital Trust X, Wachovia Capital Trust XI, Wachovia Capital Trust XII, Wachovia Capital Trust XIII, Wachovia Capital Trust XIV and Wachovia Capital Trust XV (each, a “Trust”). In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently in advance or on a pay-as-you-go basis.
(3)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices.
(4)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for guarantees.

PROSPECTUS

Wachovia Corporation

Junior Subordinated Debt Securities

Guarantees

Wachovia Capital Trust IV

Wachovia Capital Trust IX

Wachovia Capital Trust X

Wachovia Capital Trust XI

Wachovia Capital Trust XII

Wachovia Capital Trust XIII

Wachovia Capital Trust XIV

Wachovia Capital Trust XV

Trust Preferred Securities

The securities listed above may be offered and sold by Wachovia and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. Wachovia will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be Wachovia’s equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission, any state securities commission, nor the Commissioner of Insurance of the State of North Carolina has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 7, 2007

Unless the context requires otherwise, references to (1) “we,” “us,” “our” or similar terms are to Wachovia Corporation and its subsidiaries and (2) the “Trusts” are to Wachovia Capital Trust IV, Wachovia Capital Trust IX, Wachovia Capital Trust X, Wachovia Capital Trust XI, Wachovia Capital Trust XII, Wachovia Capital Trust XIII, Wachovia Capital Trust XIV and Wachovia Capital Trust XV, statutory Delaware trusts and the issuers of the Trust Preferred Securities.

A BOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that Wachovia and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, Wachovia may sell junior subordinated debt securities. The Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts, which may be guaranteed by Wachovia, to the public.

Each time Wachovia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about Wachovia and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

W HERE YOU CAN FIND MORE INFORMATION

Wachovia files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any document Wachovia files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, Wachovia’s SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about Wachovia at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows Wachovia to “incorporate by reference” into this prospectus supplement the information in documents it files with it. This means that Wachovia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When Wachovia updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically

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updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. Wachovia incorporates by reference the documents listed below and any documents it files with the SEC in the future (except, in either case, for such information that is deemed “furnished” to the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or “Exchange Act,” until the offering of securities by means of this prospectus supplement is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•

Current Reports on Form 8-K filed on January 3, 2006, January 19, 2006, January 30, 2006, January 31, 2006, February 1, 2006, February 24, 2006, April 14, 2006, April 17, 2006, May 8, 2006, May 19, 2006, July 20, 2006, August 2, 2006, August 22, 2006, October 2, 2006, October 16, 2006, October 19, 2006, November 27, 2006, November 29, 2006, December 1, 2006 and January 23, 2007.

You may obtain any of the documents incorporated by reference in this prospectus supplement through Wachovia’s website, www.wachovia.com/investor. In addition, you may request a copy of these filings and copies of the documents referenced herein, at no cost, by writing or telephoning us at the following address:

Wachovia Corporation Investor Relations 301 South College Street Charlotte, North Carolina 28288-0206 (704) 374-6782

Other than any documents expressly incorporated by reference, the information on Wachovia’s website and any other website that is referred to in this prospectus is not part of this prospectus supplement.

U SE OF PROCEEDS

Wachovia intends to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement.

V ALIDITY OF SECURITIES

Except as provided in the applicable prospectus supplement, the validity of any securities will be passed upon for Wachovia by Ross E. Jeffries, Jr., Esq., Senior Vice President and Deputy General Counsel of Wachovia, and for any underwriters or agents by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York. Sullivan & Cromwell LLP will rely upon the opinion of Mr. Jeffries as to matters of North Carolina law, and Mr. Jeffries will rely upon the opinion of Sullivan & Cromwell LLP as to matters of New York law. Mr. Jeffries owns shares of Wachovia’s common stock and holds options to purchase additional shares of Wachovia’s common stock. Sullivan & Cromwell LLP regularly performs legal services for Wachovia. Certain members of Sullivan & Cromwell LLP performing these legal services own shares of Wachovia’s common stock.

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E XPERTS

The consolidated balance sheets of Wachovia Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in Wachovia’s 2005 Annual Report which is incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Golden West Financial Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting for the year ended December 31, 2005 which are included in Wachovia’s Current Report on Form 8-K dated May 19, 2006 incorporated herein by reference have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are also incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    Other Expenses of Issuance and Distribution

Estimated expenses:

Printing Fees	$75,000
Fees of Securities Registrar	5,000
Trustee’s Fees and Expenses	10,000
Accountant Fees and Expenses	25,000
Blue Sky Fees and Expenses	5,000
SEC Registration Fee	*
NASD Filing Fee	75,500
Rating Agency Fees	100,000
Legal Fees and Expenses	250,000
Listing Fees and Expenses	135,000
Miscellaneous	50,000

Total	$730,500

*	In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrants are deferring payment of the registration fee.

ITEM 15.    Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (the “NCBC Act”) contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer against reasonable expenses who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or liable on the basis of receiving a personal benefit, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Wachovia’s bylaws provide for the indemnification of Wachovia’s directors and executive officers by Wachovia against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of Wachovia. Wachovia’s articles of incorporation provide for the elimination of the personal liability of each director of Wachovia to the fullest extent permitted by the provisions of the NCBC Act, as the same may from time to time be in effect.

Wachovia maintains directors and officers liability insurance. In general, the policy insures (i) Wachovia’s directors and officers against loss by reason of any of their wrongful acts, and/or (ii) Wachovia against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Under agreements which may be entered into by Wachovia, certain controlling persons, directors and officers of Wachovia may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by the registration statement against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.    Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Index to Exhibits which immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purpose of determining the eligibility of the trustees to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and the registrant regulations prescribed by the SEC under Section 305(b)(2) of the Act.

(8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Wachovia Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, as of the 7th day of February, 2007.

WACHOVIA CORPORATION

By:	/S/ MARK C. TREANOR
	Name:	Mark C. Treanor
	Title:	Senior Executive Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

* G. Kennedy Thompson	Chairman, President, Chief Executive Officer and Director

* Thomas J. Wurtz	Senior Executive Vice President and Chief Financial Officer

* Peter M. Carlson	Senior Vice President and Controller (Principal Accounting Officer)

* John D. Baker, II	Director

* Robert J. Brown	Director

* Peter C. Browning	Director

* John T. Casteen, III	Director

* Jerome A. Gitt	Director

* William H. Goodwin, Jr.	Director

* MaryEllen C. Herringer	Director

* Robert A. Ingram	Director

Signature	Title

* Donald M. James	Director

* Mackey J. McDonald	Director

* Joseph Neubauer	Director

* Timothy D. Proctor	Director

* Ernest S. Rady	Director

* Van L. Richey	Director

* Ruth G. Shaw	Director

* Lanty L. Smith	Director

* John C. Whitaker, Jr.	Director

Dona Davis Young	Director

*By:	/S/ MARK C. TREANOR
Mark C. Treanor Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, the undersigned Trusts certify that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, as of the 7th day of February, 2007.

WACHOVIA CAPITAL TRUST IV
WACHOVIA CAPITAL TRUST IX
WACHOVIA CAPITAL TRUST X
WACHOVIA CAPITAL TRUST XI
WACHOVIA CAPITAL TRUST XII
WACHOVIA CAPITAL TRUST XIII
WACHOVIA CAPITAL TRUST XIV
WACHOVIA CAPITAL TRUST XV

By:	/S/ JAMES F. BURR
	Name:	James F. Burr
	Title:	Trustee

By:	/S/ ROSS E. JEFFRIES, JR.
	Name:	Ross E. Jeffries, Jr.
	Title:	Trustee

Index to Exhibits

Exhibits

1.1	Form of Underwriting Agreement*

4.1

Form of Base Indenture between Wachovia and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Wachovia’s Form S-3ASR (Reg. No. 333-131237), filed on January 24, 2006)

4.2	Form of Certificate of Trust of Wachovia Capital Trust IV, IX, X, XI, XII, XIII, XIV and XV

4.3	Form of Trust Agreement of Wachovia Capital Trust IV, IX, X, XI, XII, XIII, XIV and XV

4.4	Form of Amended and Restated Trust Agreement of Wachovia Capital Trust IV, IX, X, XI, XII, XIII, XIV and XV

4.5	Form of Guarantee Agreement by and between Wachovia Corporation, as Guarantor and U.S. Bank National Association, as Guarantee Trustee

4.6	Form of Trust Preferred Securities Certificate (included in Exhibit 4.4)

4.7	Form of Junior Subordinated Debt Securities Certificate (included in Exhibit 4.1)

5.1	Opinion and consent of Richards, Layton & Finger, P.A. regarding the Trust Preferred Securities

5.2	Opinion and consent of Ross E. Jeffries, Jr., Esq. regarding the Guarantee and the Junior Subordinated Debt Securities

12.1	Computations of Consolidated Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12(A) to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006)

12.2

Computations of Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends (incorporated by reference to Exhibit 12(B) to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006)

23.1	Consent of KPMG LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1)

23.4	Consent of Ross E. Jeffries, Jr., Esq. (included in Exhibit 5.2)

24	Powers of Attorney

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association with respect to the Trust Preferred Securities of each Trust

25.2	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association with respect to the Junior Subordinated Debt Securities

25.3	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association with respect to the Guarantee

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of securities.